Artisan Partners Asset Management Inc. Reports March 2026 Assets Under Management
Milwaukee, WI - April 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of March 31, 2026 totaled $173.0 billion. Artisan Funds and Artisan Global Funds accounted for $84.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $88.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of March 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$14,340
Global Discovery	1,026
U.S. Mid-Cap Growth	9,364
U.S. Small-Cap Growth	2,642
Franchise	911
Global Equity Team
Global Equity	393
Non-U.S. Growth	15,456
U.S. Value Team
Value Equity	5,600
U.S. Mid-Cap Value	1,898
Value Income	8
International Value Group
International Value	50,680
International Explorer	1,027
Global Special Situations	36
Global Value Team
Global Value	34,861
Select Equity	943
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,781
Credit Team
High Income	13,543
Credit Opportunities	372
Floating Rate	124
Custom Credit Solutions	1,491
Developing World Team
Developing World	3,145
Antero Peak Group
Antero Peak	2,129
Antero Peak Hedge	217
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,332
EMsights Capital Group
Global Unconstrained	1,523
Emerging Markets Debt Opportunities	1,402
Emerging Markets Local Opportunities	1,838
Grandview Property Partners
Grandview Property Partners[3]	899

Total Firm Assets Under Management ("AUM")	$172,981

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $313.9 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.